Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Expanded $600 Million Unsecured Credit Facility

April 18, 2019

PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”), announced today that the Company has closed an amended and restated $600 million senior unsecured credit facility. The amended and restated credit facility consists of a $400 million unsecured revolving credit facility and a new $200 million five-year unsecured term loan. The revolving credit facility will mature in April 2023 with an option to extend the maturity date to April 2024, and the five-year term loan will mature in April 2024. This facility replaces the Company’s previous $300 million senior unsecured credit facility.

“Our expanded credit facility highlights the breadth and commitment of our capital partners,” said Hillary Hai, Chief Financial Officer of Essential Properties. “The reduction in pricing, expanded capacity, and new five-year term loan enhance our financial flexibility while demonstrating our balance sheet strength and access to capital.”

The revolving facility’s interest rate is based on a pricing grid with a range of 125 to 185 basis points over LIBOR (London Interbank Offered Rate), determined by the Company’s leverage ratio. This compares to the prior facility’s range of 145 to 215 basis points. At the Company’s current leverage ratio, the interest rate on any borrowings under the revolver would be approximately 3.74%. The Company currently has no outstanding balance on the revolver.

The new $200 million five-year unsecured term loan includes a delayed funding feature, which allows the Company to borrow the funds when needed. The interest rate on the unsecured term loan is based on a pricing grid with a range of 120 to 175 basis points over LIBOR, determined by the Company’s leverage ratio. At the Company’s current leverage ratio, the interest rate on any borrowings under the term loan would be approximately 3.69%. The Company currently has nothing drawn on the term loan.

The credit facility has an accordion feature to increase the maximum availability of the facility (either through increased revolving commitments or additional term loans) by up to $200 million, subject to certain conditions, which would increase the total credit facility to $800 million in aggregate.

A total of ten lenders participated in the revolving credit facility, including Barclays as a Joint Bookrunner and Administrative Agent. Citigroup Global Markets Inc. and Bank of America, N.A. served as a Joint Bookrunners and Syndication Agents. Goldman Sachs, Royal Bank of Canada, SunTrust Bank, Capital One, National Association, Citizens Bank, Credit Suisse AG, Cayman Islands Branch, and Mizuho Bank, LTD., served as Managing Agents.

A total of nine lenders participated in the term loan, including Barclays as a Joint Bookrunner and Administrative Agent. Citigroup Global Markets Inc. and Bank of America, N.A. served as a Joint Bookrunners and Syndication Agents. Goldman Sachs, Royal Bank of Canada, SunTrust Bank, Capital One, National Association, Citizens Bank, and Mizuho Bank, LTD., served as Managing Agents.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2018, the Company’s portfolio consisted of 677 freestanding net lease properties with a weighted average lease term of 14.2 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 100.0% leased to 161 tenants operating 180 different concepts in 15 distinct industries across 43 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

investors@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.